UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2012 (January 12, 2012)

HEALTHSPRING, INC.

(Exact name of registrant as specified in charter)

Delaware	001-32739	20-1821898
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9009 Carothers Parkway Suite 501 Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 291-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

A Special Meeting of Stockholders (the “Special Meeting”) of HealthSpring, Inc. (the “Company”) was held on January 12, 2012. A total of 56,787,052 shares of the Company’s common stock, out of a total of 68,248,812 shares of common stock outstanding and entitled to vote as of December 8, 2011 (the record date for the Special Meeting) were present in person or represented by proxy. A summary of the voting results for the following proposals, each of which is described in detail in the Company’s proxy statement dated December 9, 2011 and first mailed to the Company’s stockholders on December 12, 2011, is set forth below:

Proposal 1: Adoption of the Merger Agreement

The Company’s stockholders adopted the Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 24, 2011, by and among Cigna Corporation (“Cigna”), the Company and Cigna Magnolia Corp., an indirect wholly-owned subsidiary of Cigna. The following were the tabulated votes “For” and “Against” this proposal as well as the number of “Abstentions”:

For	Against	Abstentions
56,702,476	82,635	1,941

Proposal 2: Adjournment of the Special Meeting

Because the holders of a majority of the outstanding shares approved the proposal to adopt the Merger Agreement, the vote on this proposal was not called.

Proposal 3: Approval, on a Non-Binding, Advisory Basis, of Certain Compensation Based on or Otherwise Relating to the Merger

The Company’s stockholders approved, on a non-binding, advisory basis, certain compensation to be paid by the Company to its named executive officers that is based on or otherwise relates to the merger. The following were the tabulated votes “For” and “Against” this proposal as well as the number of “Abstentions”:

For	Against	Abstentions
50,184,052	4,410,315	2,192,685

Item 8.01. Other Events.

On January 12, 2012, the Company issued a press release announcing the results of the stockholder vote at the Special Meeting. The full text of the press release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release issued by HealthSpring, Inc., dated January 12, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHSPRING, INC.

By:	/s/ J. Gentry Barden
J. Gentry Barden
Senior Vice President

Date: January 12, 2012

Exhibit Number	Description

99.1	Press Release issued by HealthSpring, Inc., dated January 12, 2012.